Exhibit 1.01

Conflict Minerals Report of Under Armour, Inc.
Overview
This is the Conflict Minerals Report for Under Armour, Inc. (“Under Armour,” the “Company” or “we”, “us” or “our”) for calendar year 2025 in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1502”) and Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), that requires Under Armour to perform certain procedures and disclose information about the use and origin of conflict minerals if these minerals are deemed to be necessary to the functionality or production of a product manufactured, or contracted to be manufactured, and offered for sale. The minerals covered by these rules are commonly referred to as “conflict minerals” and include tin, tantalum, tungsten and gold (collectively “3TG”).
Our principal business activities are the design, development, marketing and global distribution of branded performance apparel, footwear and accessories for men, women and youth. Our performance products are engineered with performance-driven materials and technologies, spanning a wide range of designs and styles for use in diverse climates. Our products and are worn by athletes at all levels, from youth to professional, across multiple sports worldwide as well as by consumers who embrace active and performance-oriented lifestyles.
Apparel
Our apparel is offered in a variety of styles and fits to enhance comfort and mobility, support active movement, regulate body temperature and improve performance regardless of weather conditions. Our apparel is engineered to replace non-performance fabrics in athletics and fitness applications with innovation and technologies designed and merchandised with various techniques and styles.
Footwear
Footwear includes products for running, training, basketball, cleated sports, recovery and outdoor applications, as well as casual use.
Accessories
Accessories primarily includes athletic performance gloves, bags, headwear and socks.
License
We have agreements with licensees to develop certain Under Armour apparel, footwear, accessories and equipment. To maintain consistent brand quality, performance and compliance standards, our product, marketing, sales and quality assurance teams are involved in all steps of the design and go-to-market process. During 2025, our licensees offered collegiate apparel and accessories, baby and youth apparel, team uniforms, socks, underwear, lunch boxes, coolers, water bottles, eyewear and other specific hard goods equipment and protective apparel that feature performance advantages and functionality like our other product offerings.

Reasonable Country of Origin Inquiry
Under Armour performed an initial assessment and determined that certain of its products may contain conflict minerals. Based on this assessment, in accordance with Section 1502 and Rule 13p-1, Under Armour performed a “reasonable country of origin inquiry” (an “RCOI”) to determine which of the products that were in its supply chain after January 1, 2025 in fact contain conflict minerals, and whether these minerals were sourced from the Democratic Republic of Congo or adjoining countries (the “Covered Countries”) or came from recycled or scrap sources. As a result of the RCOI process, Under Armour has concluded in good faith that, during 2025 conflict minerals were necessary to the functionality or production of certain of its product offerings, components or subassemblies, are sourced from a global supply base, and visibility into the source of these minerals was not sufficient to determine their origin.
Due Diligence
For 2025, in accordance with Rule 13p-1, Under Armour performed due diligence from February 2026 through April 2026 to determine the impacted products and their suppliers, the source of conflict minerals in the Company’s product offerings, whether any originated from the Covered Countries and identify the smelters/refiners in Under Armour’s supply chain.
Under Armour’s due diligence measures conform in all material respects with the Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("CAHRAs"), Third Edition (the “OECD Framework”). The updated OECD Framework provides a framework for detailed due diligence as a basis for responsible supply chain management of all minerals with the objective of helping companies respect human rights and avoid contributing to conflict through their mineral sourcing practices. Under Armour continues to focus its due diligence on the 3TGs in the Covered Countries, as required under Section 1502 and Rule 13p-1. Under Armour's due diligence measures include building conflict minerals awareness across the supply base and surveying all suppliers that are known to or may provide parts or products containing metal and/or conflict minerals.
Under Armour occupies a “downstream” position in the supply chain and follows the principles outlined in the OECD Framework for downstream companies with no direct relationships to smelters or refiners. In this context, “downstream” refers to the supply chain from smelters and refiners to wholesalers and retailers of products, and includes companies such as Under Armour, as well as product and component manufacturers and retailers.
As a downstream purchaser, Under Armour’s due diligence cannot provide absolute assurance regarding the source and chain of custody of any conflict minerals in its products. Under Armour relies on the information collected from its suppliers, which may be inaccurate or incomplete. A summary of Under Armour’s activities in line with the OECD Framework are outlined below.
Step 1: Establish strong company management systems:
Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas: Under Armour's conflict minerals policy demonstrates the Company's commitment to responsible sourcing in conformance with the OECD Framework for minerals originating in the Covered Countries with the goal to purchase materials only from sources which do not support armed groups in the DRC Region and with expectations that the Company's suppliers will do the same.
Structure internal management systems to support supply chain due diligence: Under Armour has a governance model to oversee the implementation and ongoing management of its conflict minerals compliance program. The governance structure is comprised of the core team consisting of members of the Product Compliance & Extended Producer Responsibility (EPR) group.
Establish a system of controls and transparency over the mineral supply chain: On an annual basis, Under Armour evaluates parts and suppliers in the supply chain for potential conflict minerals risk. Supplier agreements require suppliers and licensees to provide information on their use and source of conflict minerals. Under Armour participates in an industry association to enhance transparency in the supply chain. Under Armour also documents key program decisions, processes, and procedures. Under Armour maintains conflict minerals records for a period of five years.
Strengthen company engagement with suppliers: Under Armour communicates its policy regarding conflict minerals to all Tier 1 suppliers and establishes expectations for their suppliers’ conflict minerals programs to enhance transparency in their supply chain and obtain their conflict minerals from sources which do not support armed groups in the Covered Countries.
Establish a company level grievance mechanism: Under Armour provides an independently managed hotline, available to employees, suppliers and all interested parties, to report any known, suspected or potential breaches of Under Armour's conflict minerals policy or voice their concerns regarding Under Armour's sourcing and use of conflict minerals in its products. The telephone number for Under Armour's Hotline is 1-800-609-2574. Reports can also be made electronically via uahotline.com. The reference to this website is provided for convenience only, and its contents are not incorporated by reference herein nor deemed filed with the U.S. Securities and Exchange Commission.
Step 2: Identify and assess risks in the supply chain:
Identify high-risk parts and suppliers: On an annual basis, Under Armour analyzes parts and products for conflict minerals and assesses the risks they contained conflict minerals from the affected areas.
Survey the suppliers: Under Armour requires suppliers to complete a survey utilizing the Responsible Minerals Initiative Conflict Minerals Reporting Template (“CMRT”). Suppliers certify that they will source responsibly and report annually on conflict minerals.
Collect and Review supplier responses: Under Armour reviews survey responses, validates them for completeness and sufficiency and follows up with suppliers as necessary. Based on this review, each survey is assigned a conflict minerals status, which categorizes the supplier into groups for internal reporting, supplier education and remediation purposes.
Aggregate supplier survey responses: Under Armour reviews aggregated supplier survey responses and reports key metrics to members of the core team as part of the conflict minerals reporting process.
Review and assess smelter information: Under Armour conducts a review of summary smelter information to determine if the smelter is certified as conformant, active or presents a “red flag” as defined by the OECD Framework. To make the determination of each smelter’s conflict status, Under Armour relies upon information provided by the Responsible Minerals Initiative (“RMI”). RMI conducts a risk-based assessment to verify whether management systems and sourcing practices of smelters and refiners worldwide conform to RMI Standards for responsible mineral procurement. RMI makes available to the public the list of smelters/refiners that have been verified by RMI as conformant or active.

Step 3: Design and implement a strategy to respond to identified risks:
Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: Under Armour annually undertakes activities consistent with the RMI and OECD Due Diligence Guidance expectations for downstream companies and provides a summary of the identified risks and gaps to senior management with a recommended action plan to reduce risks and close gaps.
Devise and adopt a risk management plan: Under Armour maintains a risk mitigation strategy with the goal of systematically reducing the extent of exposure to Conflict Minerals risks and the likelihood of their occurrence and monitors its execution. For the infrequent addition of new suppliers, Under Armour requires suppliers to acknowledge the annual conflict minerals reporting requirements.
Implement the risk management plan, monitor and track performance of risk mitigation, and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: Year over year Under Armour has matured its risk mitigation through continued narrowing of their approved suppliers who are consistently compliant with Under Armour’s annual reporting requirement and who consistently report primarily conformant smelters. In addition, Under Armour continues to integrate its policies and procedures in a systematic and deliberate manner and has the capability to routinely obtain, maintain, and retrieve the key data required to demonstrate reasonable efforts for compliance with both regulatory requirements and customer inquiries.
Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Under Armour’s risk management plan includes additional fact finding and risk assessments for any identified risks or changes in circumstances as part of Under Armour's annual review of its conflict minerals compliance program.
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices:
Based on its position in the supply chain, which is typically several tiers removed from the smelter or refiner and mineral origin of products, Under Armour is not positioned to conduct audits of smelter/refiner’s due diligence practices directly and will continue to rely upon organizations such as the RMI for information on conformant smelters.
Step 5: Report annually on supply chain due diligence:
Annually report or integrate, where practicable, into annual sustainability or corporate responsibility reports, additional information on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas: Annually, Under Armour summarizes, reviews, and approves compliance results and completes the Form Specialized Disclosure and the Conflict Minerals Report and timely files this report with the Securities and Exchange Commission.
For 2025, the due diligence procedures described above resulted in the following assertions:
Under Armour is unable to determine and to describe all the facilities used to process those conflict minerals necessary to the functionality or production of its products.
Certain suppliers responding to Under Armour’s inquiries indicated in their responses that the information provided was at a company or divisional level and Under Armour was not able to confirm that the smelters identified by such suppliers processed 3TG contained in Under Armour product. Therefore, Under Armour was unable to determine their country of origin.

Consistent with the OECD Framework for downstream companies, Under Armour’s efforts to determine the mine or location of origin of necessary conflict minerals with the greatest possible specificity encompassed the due diligence measures described above. This included a review of whether the smelters reported to be in the supply chain of Under Armour’s direct suppliers were verified as conformant with the RMAP assessment protocols. The results of these due diligence measures were not conclusive.
Reasonable Country of Origin Inquiry Results
Based on the processes described above, Under Armour achieved a 100% response rate for its 2025 due diligence process, highlighting the Company’s continuing commitment to a conflict minerals program and due diligence process. The results were as follows:
Under Armour received the following results from its Reasonable Country of Origin Inquiry:

Initial Assessment and Survey:

Suppliers identified as known or likely to contain Conflict Minerals: 33
Suppliers surveyed: 33
Responses received: 33
Based on the process described above, Under Armour received responses from 33 direct material suppliers, representing 100% of the suppliers surveyed that were used in its 2025 manufactured goods.
Based on the information provided by Under Armour’s suppliers utilized between January 1, 2025 and December 31, 2025, Under Armour believes that the facilities that may have been used to process 3TG’s in Under Armour’s in-scope product include the smelters and refiners noted below:

Smelters*	Gold	Tin	Tungsten	Tantalum
Number of Smelters	56	49	0	0
Smelters and Refiners "Conformant" with RMI verification standards	95%	88%	n/a	n/a
*The supplier responses included Conformant, Active, Eligible, Removed and Unknown smelters, but based on the absence of reliable information on the Eligible and Unknown smelters, only the Conformant, Active and certain Removed smelters are included and "Conformant" in this table.
Under Armour believes that the smelters or refiners that may have been used to process 3TG’s in Under Armour’s products included Conformant, Active, Eligible, Removed and Unknown smelters, but based on the absence of reliable information on the Eligible and Unknown smelters, only the Conformant, Active, Eligible and certain Removed smelters have been accounted for.
Active smelters are those that have committed to undergo an RMAP assessment, completed the relevant documents, and scheduled the on-site assessment. These may be in the pre-assessment, assessment, or corrective-action phases of the assessment.
Conformant smelters are those that have successfully completed an assessment against the applicable RMI standard. RMI assessments are backward-looking. The assessment evaluates facilities' due diligence systems and processes to conform with the RMI standards. It is not a material validation assessment.

Eligible smelters are those that are able to undergo an RMI assessment based on the criteria in the applicable RMI standard. They include all points of the supply chain: upstream, pinch point, and downstream. Inclusion on the Eligible Facility List does not necessarily mean that a facility has successfully completed an RMI assessment. Please refer to the descriptions on Active and Conformant smelters.
Removed smelters that are removed from the Conformant List because they are no longer operational and not because they are non-conformant to the standard can be considered conformant for the assessment period, even if they are no longer operational.
Conformant, Active and Removed smelters accounted for 91% of the smelters reported. The information reflected in the table above is current as of April 21, 2026.
Due to Under Armour’s position in the supply chain, which is discussed earlier in this Conflict Minerals Report, Under Armour relies on its suppliers for accurate smelter or refiner information and its RCOI and due diligence measures do not provide certainty regarding the source and chain of custody of the necessary 3TG minerals contained in its in-scope products. In addition, the compliance status reflected in the table above is based solely on information made publicly available by RMI, without independent verification by Under Armour.